UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2006

TXP CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-27795	88-0443110
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1299 Commerce Drive, Richardson, TX 75081
(Address of principal executive offices) (zip code)

(214) 575-9300
(Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 27, 2006, our Board of Directors appointed Eric Miscoll as a director. There are no understandings or arrangements between Mr. Miscoll and any other person pursuant to which Mr. Miscoll was selected as a director of our company. Mr. Miscoll presently does not serve on any committee of our Board of Directors. Mr. Miscoll may be appointed to serve as a member of a committee although there are no current plans to appoint him to a committee as of the date hereof. Mr. Miscoll does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Mr. Miscoll has a comprehensive understanding of outsourced electronics manufacturing based on 8 years of experience with the industry. From 2000 to 2006, Mr. Miscoll was Chief Operating Officer of Technology Forecasters, Inc. a strategic consulting firm focused solely on the outsourced electronics manufacturing industry. Previous experience includes operations management with Bank of America from 1983 to 1987, organizational development with NASA from 1994 to 1996, and psychological services with the U.S. Department of Justice from 1990 to 1993. He received a B.A. in English from St. Mary’s College in 1983, an MA in Counseling Psychology from Santa Clara University in 1990, and a PhD in Organizational Psychology from the California School of Professional Psychology in 1997.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Dated: October 3, 2006	By:	/s/ Michael Shores
Name: Michael Shores
Title: Chief Executive Officer